Exhibit 10.1

HADDOCK INVESTMENTS

210 West Sixth Street Suite 1206 Fort Worth, TX 76102 817.885.8390 FAX 817.885.8391

March 29, 2005

Mr. Jeff Johnson, President

Cano Petroleum, Inc.

309 W. 7th Street

Suite 1600 (16th Floor)

Fort Worth, TX 76102

Mr. Kenneth Carlile

2615 East End Blvd. South

Marshall, TX 75672

Re: Sabine Royalty Trust (“SBR”)

Dear Gentlemen:

As you arc both aware, Haddock Enterprises, LLC (“Haddock Enterprises”) is in the process of pursuing the possibility of an entity change for SBR of which the undersigned is a Unit Holder (the “Proposed Transaction”), in order to transform SBR into a new company (“Newco”). Cano Petroleum, Inc. (“Cano”) and Kenneth Carlile (“Carlile”) desire to join Haddock Enterprises in pursuing the Proposed Transaction. This letter serves as an agreement of Haddock Enterprises, Cano, and Carlile (each a “Party” and together the “Parties”) according to the terms contained herein.

First of all, funds are needed in order to continue with the execution of the Proposed Transaction. Therefore, each Party shall contribute Forty Thousand Dollars (340,000.00) to Haddock Enterprises (the “Contribution”) for its continued pursuit of the Proposed Transaction. Each Party will own its same percentage of its “deal” subject to an estimated ten percent (10%) dilution that may be granted by Haddock Enterprises to other persons who may contribute to the Proposed Transaction. As it has done thus far, Haddock Enterprises will continue to coordinate execution of the Proposed Transaction. Proceeds of the Contribution shall be used in the following order of priority: (1) reimbursement of Haddock Enterprises for its expenditures to date in connection with the Proposed Transaction. (2) preparation by Haddock Enterprises of the additional documents described below, and (3) additional expenses as Haddock Enterprises’ reasonably determines necessary to carry out the Proposed Transaction.

Secondly. Haddock Enterprises has prepared a letter to he distributed to Unit Holders of SBR. a copy of which you have already received. If the Parties determine that further analysis warrants continued pursuit of the Proposed Transaction then Haddock for the preparation and distribution of a proxy to request the calling of a special meeting of Unit Holders. In addition, Haddock Enterprises Will initiate the preparation of a detailed partnership agreement to govern the relationship among the Parties.

Thirdly, if a special meeting of Unit Holders is called, then Haddock Enterprises will develop an exchange offer for Unit Holders and additional capital commitments will be made subject to agreement of all Parties in connection with preparation and execution of such exchange offer.

Enclosed please find SBR’s Form 10-K for 2004. Please wire funds to Haddock Investment’s account number 46l-08l23366 at Chase Bank of Texas (ABA: 113-000-609).

This letter contains the entire agreement among the Parties relative to the matters contained in this letter and supersedes all prior oral and written agreements and understandings, if any.

If the foregoing accurately sets forth the understanding and agreement of the Parties, please confirm by signing this letter on the line provided and returning to the undersigned’s office.

Very truly yours,

HADDOCK ENTERPRISES, LLC

By:	/s/ Gerald W. Haddock
Gerald W. Haddock, its President

EncLosures (1)

ACKNOWLEDGED, CONFIRMED. AND AGREED

Cano Petroleum, Inc.

By:	/s/ Jeff Johnson
Jeff Johnson, its President

Kenneth Carlile